Citigroup Global Markets Holdings Inc.
Guaranteed by Citigroup Inc.

Bearish Market-Linked Notes Linked to SPX

Preliminary Terms

This summary of terms is not complete and should be read with the pricing supplement below

Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlying:	S&P 500® Index (ticker: "SPX")
Pricing date:	May 31, 2024
Issue date:	June 5, 2024
Valuation date:	June 1, 2026
Maturity date:	June 4, 2026
CUSIP / ISIN:	17331URN9 / US17331URN99
Initial underlying value:	The closing value of the underlying on the pricing date
Final underlying value:	The closing value of the underlying on the valuation date
Underlying return:	(Final underlying value - initial underlying value) / initial underlying value
Return amount:	$1,000 × the absolute value of the underlying return × the participation rate
Participation rate:	136%
Payment at Maturity:	• If the final underlying value is **less than** the initial underlying value: $1,000 + the return amount • If the final underlying value is **greater than or equal** the initial underlying value: $1,000 All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.
Stated principal amount:	$1,000 per security
Pricing Supplement:	Preliminary Pricing Supplement dated May 24, 2024

Hypothetical Payment at Maturity



$2,500
$2,250
$2,000
$1,750
$1,500
$1,250
$1,000
$750
$500
$250
$0
Payment at Maturity per $1,000 Stated Principal Amount
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
Underlying Return
$1,000.00 Stated Principal Amount
The Notes
The Underlying

Hypothetical Underlying Return	Hypothetical Note Return	Hypothetical Payment at Maturity
100.00%	0.00%	$1,000.00
75.00%	0.00%	$1,000.00
50.00%	0.00%	$1,000.00
25.00%	0.00%	$1,000.00
10.00%	0.00%	$1,000.00
5.00%	0.00%	$1,000.00
0.00%	0.00%	$1,000.00
-5.00%	6.80%	$1,068.00
-10.00%	13.60%	$1,136.00
-20.00%	27.20%	$1,272.00
-30.00%	40.80%	$1,408.00
-40.00%	54.40%	$1,544.00
-50.00%	68.00%	$1,680.00
-100.00%	136.00%	$2,360.00

Selected Risk Considerations • You may not receive any return on your investment in the notes. You will receive a positive return on your investment in the notes only if the underlying depreciates from the initial underlying value to the final underlying value. If the final underlying value is equal to or greater than the initial underlying value, you will receive only the stated principal amount for each note you hold at maturity. • The notes provide inverse (bearish) exposure to the performance of the underlying. • Although the notes provide for the repayment of the stated principal amount at maturity, you may nevertheless suffer a loss on your investment in real value terms if the underlying appreciates or does not depreciate sufficiently from the initia l underlying value to the final underlying value. • The notes do not pay interest. • Investing in the notes is not equivalent to investing in the underlying or the stocks that constitute the underlying. You wil l not receive dividends or have any other rights with respect to the underlying. • Your payment at maturity depends on the closing value of the underlying on a single day. • The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the notes. • The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • Sale of the notes prior to maturity may result in a loss of principal. • The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated val ue of the notes on the pricing date will be less than the issue price. For more information about the estimated value of the notes, see the accompanying preliminary pricing supplement. • The estimated value of the notes was determined for us by our affiliate using proprietary pricing models. • The estimated value of the notes would be lower if it were calculated based on our secondary market rate. • The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market. • The value of the notes prior to maturity will fluctuate based on many unpredictable factors. • Immediately following issuance, any secondary market bid price provided by CGMI , and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. • Our offering of the notes is not a recommendation of bearish exposure to the underlying. • The closing value of the underlying may be adversely affected by our or our affiliates’ hedging and other trading activities. • The issuer and its affiliates may have conflicts of interest with you. • The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes. • Changes that affect the underlying may affect the value of your notes. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 270327 and 333 - 270327 - 01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.